Exhibit 10(k)(xii)

EXECUTION COPY

SECOND AMENDMENT to AMENDED AND RESTATED Note Agreement AND GUARANTY

SECOND AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENT AND GUARANTY, dated as of March 26, 2013 (this “Amendment”), among ALBANY INTERNATIONAL CORP., a Delaware corporation (the “Company”), the Guarantors (as defined in the Note Agreement referred to below), and the holders of Notes (as defined in the Note Agreement referred to below) from time to time party thereto (each individually, a “Noteholder”, and collectively, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company and Guarantors party thereto (each an “Obligor”, and collectively, the “Obligors”) and the Noteholders are parties to that certain Amended and Restated Note Agreement and Guaranty, dated as of July 16, 2010, as amended by that certain First Amendment to Amended and Restated Note Agreement and Guaranty, dated as of February 17, 2012 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Note Agreement”); and

WHEREAS, in connection with the recent execution and delivery of the Five-Year Revolving Credit Facility Agreement, dated as of March 26, 2013, among the Company, various subsidiaries of the Company, JPMorgan Chase Bank, N.A. and the other parties thereto (the “New Bank Credit Agreement”), the Company has requested amendments of certain provisions of the Note Agreement, and the Noteholders have indicated willingness to agree to such amendments subject to certain limitations and conditions, as provided for herein;

NOW THEREFORE, in consideration of the premises, the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree that on the Amendment Effective Date, as defined herein, the Note Agreement will be amended as follows:

1.                  Definitions. Unless otherwise defined herein, terms defined in the Note Agreement are used herein as therein defined.

2.                  Effectiveness of this Amendment. Subject to the occurrence of the Amendment Effective Date, (a) the Note Agreement (without giving effect to this Amendment) will apply in connection with the Notes up to (but excluding) March 26, 2013, and (b) the Note Agreement as amended by this Amendment will apply in connection with the Notes from and after March 26, 2013.

3.                  Amendments. Subject to the satisfaction of the conditions set forth in Section 6 hereof, the Note Agreement is hereby amended, as of the Amendment Effective Date, in the manner specified in Schedule 1 to this Amendment and made a part hereof.

4.                  Representations and Warranties. Each Obligor hereby:

(a)                 (i) repeats (and confirms as true and correct) as of the Amendment Effective Date to the Noteholders each of the representations and warranties made by such Obligor pursuant to the Note Agreement (other than such representations expressly given as of a specific date); provided that the representation and warranty in the last sentence of Paragraph 8B of the Note Agreement is further qualified by an exception for anything disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012; and (ii) incorporates such representations and warranties herein (as though set forth herein) in their entirety; and

(b)                 further represents and warrants as of the Amendment Effective Date that:

(i)                   No Default. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to this Amendment;

(ii)                 Power of Authority. Each such Person has the corporate or equivalent power to execute and deliver this Amendment, and to perform the provisions hereof, and this Amendment has been duly authorized by all necessary corporate or equivalent action on the part of each such Person;

(iii)                Due Execution. This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (x) by general principals of equity and conflicts of laws or (y) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights;

(iv)               No Consents Required. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment;

(v)                 Acknowledgment of Obligation: Waiver of Claims. It has no defenses, offsets or counterclaims against any of its obligations under and in respect to the Notes or the AI Guaranty Agreement and that all amounts outstanding under and in respect of the Notes and the Note Agreement are owing to holders of the Notes without defense, offset or counterclaim; and

(vi)               New Bank Credit Agreement. The Company has furnished to the Noteholders a true and complete copy of the New Bank Credit Agreement, and except as so furnished to the Noteholders, there have been no amendments to the New Bank Credit Agreement.

5.                  Acknowledgements and Consent of Guarantors. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Note Agreement, the Notes, the AI Guaranty Agreement and this Amendment and consents to the amendments to the Note Agreement effected pursuant to this Amendment. Each Guarantor confirms that they will continue to guarantee the obligations to the fullest extent in accordance with the AI Guaranty Agreement and acknowledges and agrees that: (a) the AI Guaranty Agreement shall continue in full force and effect and that its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment; and (b)(i) notwithstanding the conditions to effectiveness hereof, such Guarantor is not required by the terms of the Note Agreement, the Notes or the AI Guaranty Agreement to consent to the amendments to the Note Agreement effected pursuant to this Amendment; and (ii) nothing in the Note Agreement, the Notes or the AI Guaranty Agreement shall be deemed to require the consent of any such Guarantor to any future amendments to the Note Agreement.

6.                  Conditions Precedent. This Amendment shall become effective as of the first date on which the conditions precedent set forth below shall have been fulfilled (the “Amendment Effective Date”), and Prudential agrees to promptly confirm the occurrence of the Amendment Effective Date after such conditions have been fulfilled:

(a)                 the Noteholders shall have received counterparts of this Amendment, executed and delivered by a duly authorized officer of each of the Obligors;

(b)                 the Company shall have paid all outstanding costs, expenses and fees of the Noteholders (including reasonable attorneys fees and expenses of Bingham McCutchen LLP) incurred in connection with the documentation of this Amendment (including a reasonable estimate of post-closing fees and expenses) to the extent invoiced (this provision shall not be construed to limit the obligations of the Company under Paragraph 12B of the Note Agreement);

(c)                 the Company shall have paid to the Noteholders a non-refundable amendment fee in the amount of $150,000 by federal funds wire transfer in immediately available funds as set forth on Exhibit A; and

(d)                 the Noteholders shall have received such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonable requested by the Noteholders.

7.                  Release. In consideration of the agreements of the Noteholders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each Noteholder and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Noteholders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Obligor or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with the Note Agreement or any of the other Transaction Documents or transactions thereunder or related thereto.

Each Obligor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Obligor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Each Obligor acknowledges and agrees that the Releasees have fully performed all obligations and undertakings owed to such Obligor under or in any way in connection with the Note Agreement or any of the other Transaction Documents or transactions thereunder or related thereto as of the date hereof.

For the avoidance of doubt, this Section 7 will not apply to any claims against the Noteholders or their affiliates arising in connection with the purchase, by an entity in which any of the Noteholders and/or their affiliates held an ownership interest, of the Primaloft business of the Company and its Subsidiaries.

8.                  GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.

9.                  No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the terms, provisions and conditions of the Note Agreement, the Notes, the AI Guaranty Agreement and the agreements and instruments relating thereto are and shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

10.              Headings. The headings of sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

11.              Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all counterparts taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ALBANY INTERNATIONAL CORP.

By: /s/ John Cozzolino

Name: John Cozzolino

Title: Chief Financial Officer and Treasurer

(Principal Financial Officer)

ALBANY INTERNATIONAL HOLDINGS TWO, INC., as a Guarantor

By: /s/ John Cozzolino

Name: John Cozzolino

Title: Chief Financial Officer and Treasurer

(Principal Financial Officer)

ALBANY ENGINEERED COMPOSITES, INC. (formerly known as ALBANY INTERNATIONAL TECHNIWEAVE, INC.), as a Guarantor

By: /s/ Joseph M. Gaug

Name: Joseph M. Gaug

Title: Assistant Secretary

ALBANY INTERNATIONAL RESEARCH CO., as a Guarantor

By: /s/ Robert A. Hansen

Name: Robert A. Hansen

Title: President

GESCHMAY CORP. as a Guarantor

By: /s/ John Cozzolino

Name: John Cozzolino

Title: Chief Financial Officer and Treasurer

(Principal Financial Officer)

BRANDON DRYING FABRICS, INC., as a Guarantor

By: /s/ John Cozzolino

Name: John Cozzolino

Title: Chief Financial Officer and Treasurer

(Principal Financial Officer)

GESCHMAY WET FELTS, INC., as a Guarantor

By: /s/ John Cozzolino

Name: John Cozzolino

Title: Chief Financial Officer and Treasurer

(Principal Financial Officer)

GESCHMAY FORMING FABRICS CORP., as a Guarantor

By: /s/ John Cozzolino

Name: John Cozzolino

Title: Chief Financial Officer and Treasurer

(Principal Financial Officer)

The foregoing Amendment is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Engin W. Okaya

Name: Engin W. Okaya

Title:   Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:        Prudential Investment Management (Japan),

Inc., as Investment Manager

By: Prudential Investment Management, Inc.,
                       as Sub-Adviser

By: /s/ Engin W. Okaya

Name: Engin W. Okaya

Title: Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:        Prudential Investment Management Japan Co.,

Ltd., as Investment Manager

By: Prudential Investment Management, Inc.,

       as Sub-Adviser

By: /s/ Engin W. Okaya

Name: Engin W. Okaya

Title: Vice President

SECURITY BENEFIT LIFE INSURANCE COMPANY, INC.

By:        Prudential Private Placement Investors, L.P.

(as Investment Advisor)

By: Prudential Private Placement Investors, Inc.

       (as its General Partner)

By: /s/ Engin W. Okaya

Name: Engin W. Okaya

Title: Vice President

Schedule 1

Amendments to Note Agreement
(All paragraph references are to paragraphs of the Note Agreement)

1.                   Clause (c) of Paragraph 6B is hereby amended and restated in its entirety to read as follows:

“(c) any Lien on any asset securing Indebtedness (including Capitalized Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof, and, in addition, (i) any other Lien deemed to exist under a Capitalized Lease Obligation permitted under Paragraphs 6A and 6F and (ii) any other Lien deemed to exist under a capital lease that does not constitute a Capitalized Lease Obligation;”

2.                   Clause (k) of Paragraph 6B is hereby amended by deleting the phrase “July 16, 2010” and inserting the phrase “March 26, 2013” in lieu thereof.

3.                   Clause (l) of Paragraph 6B is hereby relettered as clause (m), and the following new clause (l) is hereby inserted immediately before clause (m):

“(l) any Lien arising out of a Permitted AEC Transaction; provided, however, that such Lien does not extend to any property other than the property that is the subject of such Permitted AEC Transaction; and”

4.                   Clause (d) of Paragraph 6D is hereby amended by deleting the phrase “any entity created pursuant to a Permitted AEC Transaction” and inserting the phrase “any AEC Joint Venture Entity” in lieu thereof.

5.                   Paragraph 6G is hereby amended and restated in its entirety to read as follows:

“6G. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (other than any Hedging Agreement entered into in the ordinary course of business) of, make or permit to exist any loans or advances (excluding accounts receivable arising out of the sale of goods and services reflected on the Company’s consolidated balance sheet as current assets) to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) (i) investments existing on the date hereof in the capital stock of Subsidiaries or in Indebtedness of Subsidiaries and (ii) other investments existing on the date hereof and set forth on Schedule 6G;

(c) acquisitions of assets of or Equity Interests in other Persons for consideration consisting solely of common stock of the Company;

(d) acquisitions of assets of or Equity Interests in other Persons that are not

Affiliates of the Company and loans or advances to Subsidiaries to provide funds required to effect such acquisitions, if, at the time of and after giving pro forma effect to each such acquisition and any related incurrence of Indebtedness, (i) the Leverage Ratio does not exceed 3.50 to 1.00 and (ii) no Default shall have occurred and be continuing;

(e) (i) any investment, loan or advance by the Company or a Guarantor in or to the Company or another Guarantor, (ii) any investment, loan or advance by a Subsidiary that is not a Guarantor in or to the Company or a Guarantor; provided that each such loan or advance referred to in this preceding clause (ii) shall be subordinated to the obligations hereunder (it being understood that any such subordination shall not be construed to create a Lien), (iii) any investment, loan or advance by any Subsidiary that is not a Guarantor in or to any other Subsidiary that is not a Guarantor, (iv) any investment, loan or advance by the Company or any Guarantor in or to any Subsidiary that is not a Guarantor; provided that each investment, loan or advance referred to in this clause (iv) must be in an outstanding principal amount that, together with the aggregate outstanding principal amount of all other investments, loans and advances permitted by this clause (iv), but net of all amounts paid by such non-Guarantor in or to the Company and/or any of the Guarantors after the Closing Date that constitute repayments of loans or advances made by the company and/or such Guarantors or returns of capital (as opposed to returns on capital) invested by the Company and/or such Guarantors, shall not exceed $100,000,000; and (v) in addition to investments, loans and advances permitted under the preceding clauses (i) through (iv), (A) any Permitted AEC Transaction and (B) any investment, loan or advance by the Company or a Guarantor (whether directly or indirectly through one or more intervening Subsidiaries that is not a Guarantor) in or to an AEC Joint Venture Entity; provided that each investment, loan or advance referred to in this clause (v)(B) must be in an outstanding principal amount that, together with the aggregate outstanding principal amount of all other investments, loans and advances permitted by this clause (v)(B), but net of all amounts paid by such AEC Joint Venture Entity to the Company and/or any of the Guarantors that constitute repayments of loans or advances made by the Company and/or such Guarantors or returns of capital (as opposed to returns on capital) invested by the Company and/or such Guarantors, shall not exceed $100,000,000;

(f) Guarantees by a Subsidiary constituting Indebtedness permitted by Paragraph 6A (provided that a Subsidiary shall not Guarantee any obligation of the Company unless such Subsidiary also becomes a Guarantor in respect of the Guarantied Obligations) and Guarantees by the Company of Indebtedness of a Subsidiary permitted by Paragraph 6A;

(g) Guarantees by the Company of obligations of Albany International Holding (Switzerland) AG to Bank of America, N.A., under the Limited Guaranty and Indemnity Agreements dated as of October 1, 2010 (as amended from time to time) between the Company and Bank of America, N.A., in respect of overdrafts or currency hedging transactions in an aggregate amount not to exceed $20,000,000 at any time;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) loans or other advances to employees consistent with past practice; and

(j) other investments not permitted under clauses (a) through (i) above in an aggregate amount not exceeding $75,000,000 at any time.”

6.                   Paragraph 11B is hereby amended by adding the following defined terms in appropriate alphabetical order:

“AEC Joint Venture Entity” shall mean any entity owned by the Company and/or its subsidiaries and one or more Persons that are not Affiliates of the Company that results from a

Permitted AEC Transaction, whether in corporate, partnership, limited liability company, trust or other legal form.

“Closing Date” shall mean March 26, 2013.

7.                   Paragraph 11B is hereby amended by deleting the definition of “Original Credit Agreement” therefrom.

8.                   The definition of “Revolving Credit Agreement” in Paragraph 11B is hereby amended by deleting the phrase “July 16, 2010” therefrom and inserting the phrase “March 26, 2013” in lieu thereof.

9.                   The following definitions in Paragraph 11B are hereby amended and restated in their entirety to read as follows:

“Capitalized Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are or would have been required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 31, 2012, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on December 31, 2012. For avoidance of doubt, (a) leases entered into before December 31, 2012, which did not constitute capitalized leases under GAAP as in effect on such date and (b) leases entered into after December 31, 2012, which would not have been required to be capitalized and accounted for as capital leases under GAAP as in effect on such date are excluded from the definition of Capitalized Lease Obligations.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) Consolidated Interest Expense for such period, (b) income tax expense for such period, (c) depreciation and amortization for such period, (d) all non-cash charges (including any non-cash expenses relating to stock option exercises or other non-cash, stock-based compensation such as restricted stock units) during such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made), (e) all charges related to the early retirement of Indebtedness during such period, (f) (i) restructuring charges related to the Company’s French operations during such period; provided that the aggregate amount to be added back with respect to all such restructuring charges pursuant to this clause (f)(i) for all periods commencing with the fiscal quarter during which the Closing Date shall have occurred shall not exceed $35,000,000 and (ii) other restructuring charges not in excess of (A) $15,000,000 in any period of four fiscal quarters or (B) $50,000,000 in the aggregate for all periods, in the case of each of such clauses (A) and (B), commencing with the fiscal quarter during which the Closing Date shall have occurred, (g) the amount of any pension settlement or curtailment expense (including (i) any such expenses, incurred in prior periods, the recognition of which has been deferred in accordance with GAAP, and (ii) any such expenses in the form of premium payments or other obligations or amounts paid or payable to third parties as consideration for the assumption or defeasance of such obligations) required or permitted to be recognized during such period as the result of the permanent settlement or defeasance of any pension obligation of the Company or any Subsidiary, provided that the aggregate amount to be added back with respect to all such pension settlement or curtailment expense pursuant to this clause (g) for all periods commencing with the fiscal quarter during which the Closing Date shall have occurred shall not exceed $110,000,000 (of which not more than $40,000,000 may represent add-backs of cash expenses), and (h) any losses attributable to sales of business operations not in the ordinary course of business during such period and minus, without duplication, (i) all non-cash gains and income for such period, (ii) any gains related to the early retirement of Indebtedness for such period and (iii) any gains attributable to sales of business operations not in the ordinary course of business for such period, all determined on a consolidated basis for the Company and its

Subsidiaries in accordance with GAAP. Notwithstanding the foregoing Consolidated EBITDA for the fiscal quarters of the Company ended June 30, 2012, September 30, 2012, and December 31, 2012, will be deemed for all purposes of this Agreement to be $85,328,000, $38,846,000 and $35,600,000, respectively.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a lessor under any capital lease relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Permitted AEC Transaction” shall mean (i) the sale of Equity Interests in AEC to a third party for fair value, (ii) the contribution of all or a portion of the assets of AEC (and any related technology and assets of the Company as the Company may determine) to an entity newly-formed for the purpose of establishing joint ownership with one or more third parties in exchange for Equity Interests in such newly-formed entity, (iii) any sale for fair value of Equity Interests in such newly-formed entity (in one or more transactions) to any third parties pursuant to the terms of the shareholders’ agreement, joint ownership agreement or other constitutive or operative document relating to such newly-formed entity (as such agreements or documents may be amended from time to time), and/or (iv) provision of additional services by the Company or a Subsidiary to such joint ownership entity (and/or a Wholly-Owned Subsidiary thereof) on a basis at least sufficient to compensate the Company or such Subsidiary for its cost in providing such services (as such cost is determined in good faith by the Company or such Subsidiary). For purposes of subclause (iii) of this definition, “fair value” at any time shall include a formula price theretofore agreed or accepted by the Company on the basis of the Company’s good faith estimate of future fair value.

“Total Debt” shall mean, at any time, the sum of (a) all Indebtedness that is or should be reflected as a liability on a consolidated balance sheet of the Company and the Subsidiaries in accordance with GAAP and (b) the consideration (other than any note of a Subsidiary that serves as a conduit in a sale or financing transaction with respect to Receivables) received by the Company or any Consolidated Subsidiary from any Person (other than the Company or a Subsidiary) for Receivables sold, which Receivables remain uncollected at such time (other than delinquent Receivables sold for collection in the ordinary course of business and not as part of a financing transaction); less (x) the sum of all cash and cash equivalents (as determined in accordance with GAAP), (y) the cash surrender value of life insurance policies naming the Company as beneficiary (as determined in accordance with GAAP) and (z) the fair market value of any Marketable Securities held by the Company and the Consolidated Subsidiaries, with such excluded items under clauses (x) through (z) above not to exceed $65,000,000 in the aggregate at any time; provided, however, that, with respect to any Non-Wholly Owned Subsidiary, the Indebtedness (other than any Indebtedness that is Guaranteed by the Company or a Wholly-Owned Subsidiary) and assets thereof referred to in the foregoing clauses shall be disregarded in the calculation of “Total Debt” to the extent of any economic interest in such Non-Wholly Owned Subsidiary that is directly or indirectly owned by any Person other than the Company or a Subsidiary.

10.                The Note Agreement is hereby amended by deleting Schedules 6A, 6B, 6D, 6G, 8C and 8G thereto and inserting Schedules 6A, 6B, 6D, 6G, 8C and 8G, respectively, attached hereto in lieu thereof.

SCHEDULE 6A

Existing Subsidiary Indebtedness

Amount (US$)1
Amounts outstanding under the Revolving Credit Facility which are owed by various Subsidiaries from time to time Albany International Engineered Textiles (Hangzhou) Co., Ltd. Short and Medium-Term Borrowings from Local Banks	$7,500,000
Albany International Tecidos Tecnicos Ltda. Short and Medium-Term Borrowings from Local Banks	$600,000
Albany Engineered Composites Short and Medium-Term Borrowings from Local Banks	$137,000

1Dollar amounts are converted from local currencies.

SCHEDULE 6B

Existing Liens

None.

SCHEDULE 6D

Certain Transactions with Affiliates

Spectra Systems Corporation (“SSC”)

The Company made an investment of approximately $4 million in 1997 in SSC, which is engaged in the development of textiles using dispersed laser technology. At the same time, the Company entered into an exclusive supply arrangement pursuant to which SSC is obligated to purchase all of its monofilament or textile products from the Company, and to pay certain royalties to the Company on sales of SSC products that incorporate materials supplied by the Company. SSC also granted to the Company an exclusive license to use SSC products in paper machine clothing and related products. In addition, the Company’s Subsidiary, Albany International Research Co., has provided research and technical support to SSC. The remaining interests of SSC are not, to the Company’s knowledge, held by Affiliates of the Company. As of December 31, 2009, the Company was no longer engaged in any commercial or other business activities with SSC. Any future dealings with SCC (which are not anticipated) would be at arm’s length.

Nevo Cloth Ltd. (“Nevo Cloth”)

Albany Nordiskafilt AB (“Albany Nordiskafilt”), the Company’s principal Swedish Subsidiary, established Nevo Cloth as a 50/50 equity joint venture with a local Russian partner to gain a manufacturing presence in Russia in the Company’s core paper machine clothing business. Albany Nordiskafilt supplies paper machine clothing and related products to Nevo Cloth for resale to customers in Russia. The other shareholder of Nevo Cloth is not, to the Company’s knowledge, an Affiliate of the Company.

Schedule 6G

Existing Investments

Albany International Corp. and Subsidiaries

Spectra Systems Corporation (Delaware)	1,777,778 shares Series C Preferred, $0.01 par value (<20%)
Nevo Cloth Ltd. (Russia)	50% equity ownership
Ichikawa Ltd. (Japan)	300,000 shares Common Stock (approx. 1.0%)
Parco Scientifico Technlogico di Venezia s.c.a.r.l.	176 quotas valued at EUR 12,813 (approx. US$ 16,900)
Wurttembergische Filztuchfabrik D. Geschmay GmbH	Guaranty by Albany International Corp. in favor of GEFA leasing of borrowings by Wurttembergische Filztuchfabrik D. Geschmay GmbH of Euro 1,120,000 (approx. US$1,400,000)
Albany International Europe GmbH	Guaranty by Albany International Corp. in favor of UBS for credit cards with Albany International Europe GmbH for Euro 204,000 (approx. US$269,000)
Various European entities	Guaranty by Albany International Corp. in favor of JPMorgan for credit cards in various countries in Europe for US$500,000
Albany International Canada Corp.	Guaranty by Albany International Corp. in favor of Scotiabank for credit cards with Albany International Canada Corp. for CAD 500,000 (approx. US$504,000)
Albany International Canada Corp.	Guaranty by Albany International Corp. in favor of Scotiabank for a credit line with Albany International Canada Corp. for CAD 1,500,000 (approx. US$1,511,000)
Albany International China Hangzhou	Guaranty by Albany International Corp. in favor of Bank of Tokyo Mitsubishi for Albany International China Hangzhou for US$8,750,000.
Albany International AB	Guaranty by Albany International Corp. in favor of Nordea for a credit line with Albany International AB for SEK 15,000,000 (approx. US$2,307,000)
Albany International AB	Guaranty by Albany International Corp. in favor of Nordea for customs guarantees with Albany International AB for SEK 200,000 (approx. US$31,000)

ii. Subsidiaries

Affiliate	Direct Subsidiary of	Country of Incorporation	Jurisdiction of Incorporation
47 Albany Troy Road Corporation - Namesaver	Albany International Corp.	United States	New York

AIC Sales Corporation - Namesaver	Albany International Corp.	United States	New York

AI (Switzerland) GmbH	Albany International Europe GmbH	Switzerland	Switzerland

Albany Dritek Corp. - Inactive	Albany International Corp.	United States	New York
Albany Felt Company - Namesaver	Albany International Corp.	United States	New York
Albany International (China) Co., Ltd.	Albany International Corp.	China	Panyu, Guangdong, China
Albany International AB	Albany International Holding AB	Sweden	Halmstad, Sweden
Albany International Asia Pty. Ltd.	Albany International Holdings Two, Inc.	Australia	Australian Capital Territory
Albany International B.V.	Albany International Holding (Switzerland) AG	Netherlands	The Hague, Netherlands
Albany International Canada Corp.	AI (Switzerland) GmbH	Canada	Nova Scotia
Albany International Corp.		United States	Delaware
Albany International de Mexico S.A. de C.V.	Albany International Corp.	Mexico	Mexico
Albany International Engineered Textiles (Hangzhou) Co., Ltd.	Albany International Holding (Switzerland) AG	China	Hangzhou, China
Albany International Europe GmbH	Albany International Holding (Switzerland) AG	Switzerland	Switzerland
Albany International France, S.A.S.	Albany International Canada Corp.	France	Selestat, France
Albany International Germany Holding GmbH	Albany International Holdings Two, Inc.	Germany	Germany
Albany International GmbH	Albany International Germany Holding GmbH	Germany	Germany
Albany International Holding (Switzerland) AG	Albany International Holdings Two, Inc.	Switzerland	Switzerland
Albany International Holding AB	Albany International Holding (Switzerland) AG	Sweden	Sweden
Albany International Holdings Two, Inc.	Albany International Corp.	United States	Delaware
Albany International Italia S.r.l.	Albany International Holding (Switzerland) AG	Italy	Italy
Albany International Korea, Inc.	Albany International Holdings Two, Inc.	Korea	Chungju-shi, Korea
Albany International Ltd.	Albany International Holding (Switzerland) AG	United Kingdom	United Kingdom
Albany International Oy	Albany International AB	Finland	Helsinki, Finland

Affiliate	Direct Subsidiary of	Country of Incorporation	Jurisdiction of Incorporation
Albany International Pty. Ltd.	Albany International HoldingsTwo, Inc.	Australia	Australian Capital Territory
Albany International Research Co.	Albany International Corp.	United States	Delaware
Albany International S.A. Pty. Ltd.	Albany International AB	South Africa	Durban

Albany Engineered Composites, Inc.	Albany International Corp.	United States	New Hampshire
Albany Engineered Composites, Ltd.	Albany Engineered Composites, Inc.	United Kingdom	United Kingdom
Albany Engineered Composites, S.A.S.	Albany Engineered Composites, Inc.	France	France
Albany International Tecidos Tecnicos Ltda.	Albany International Canada Corp.	Brazil	Santa Catarina
Albany International Japan Kabushiki Kaisha [formerly named “Albany Nordiskafilt Kabushiki Kaisha”]	Albany International AB	Japan	Tokyo

Brandon Drying Fabrics, Inc. - Inactive	Geschmay Corp.	United States	Delaware
Dewa Consulting AB - Namesaver	Albany International AB	Sweden	Sweden
Geschmay Corp.	Albany International Corp.	United States	Delaware
Geschmay Forming Fabrics Corp. - Inactive	Geschmay Corp.	United States	Delaware
Geschmay Wet Felts, Inc. - Inactive	Geschmay Corp.	United States	Delaware
James Kenyon & Sons Ltd. - Inactive	Albany International Corp.	United Kingdom	United Kingdom
Nordiska Maskinfilt Aktiebolag - Namesaver	Albany International AB	Sweden	Sweden
Nevo-Cloth Ltd.	Albany International AB	Russia	St. Petersburg
Transamerican Manufacturing Inc. - Namesaver	Albany International Corp.	United States	Delaware

Transglobal Enterprises Inc. - Namesaver	Albany International Corp.	United States	Delaware
Wurttembergische Filztuchfabrik D. Geschmay GmbH	Albany International Germany Holding GmbH	Germany	Germany

SCHEDULE 8C

The discussion of various matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (a) in “Item 1A. Risk Factors” under the heading “The Company is subject to legal proceedings and legal compliance risks, and has been named as defendant in a large number of suits relating to the actual or alleged exposure to asbestos-containing products” and (b) in “Item 3. Legal Proceedings” is hereby incorporated by reference.

SCHEDULE 8G

Revolving Credit Agreement